Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated July 8, 2024 (except for Note 2.1 related to the Restatement of Consolidated Financial Statements, for which the date is September 6, 2024) in the Registration Statement (Form F-1) of Fast Track Group and its subsidiaries (collectively referred to as the “Company”), relating to the consolidated financial statements and the related notes of the Company for the years ended February 29, 2024, and February 28, 2023, which appear in such Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2024.

Singapore

May 20, 2025

PCAOB ID Number 6783